UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2020

Humanigen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

533 Airport Boulevard, Suite 400

Burlingame, CA 94010

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HGEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 3, 2020, Humanigen, Inc. (the “Company”) entered into a License Agreement (the “License Agreement”) with KPM Tech Co., Ltd. (“KPM Tech”) and its affiliate, Telcon RF Pharmaceutical, Inc. (together with KPM Tech, the “Licensee”). Pursuant to the License Agreement, among other things, the Company granted the Licensee a license under certain patents and other intellectual property to develop and commercialize the Company’s lead product candidate, lenzilumabTM, for treatment of COVID-19 pneumonia, in South Korea and the Philippines, subject to certain reservations and limitations. The Licensee will be responsible for gaining regulatory approval for, and subsequent commercialization of, lenzilumab in those territories.

As consideration for the license, the Licensee has agreed to pay the Company (i) an up-front license fee of $6.0 million, payable promptly following the execution of the License Agreement, (ii) up to an aggregate of $14.0 million in two payments based on achievement by the Company of two specified milestones in the US, and (iii) subsequent to the receipt by the Licensee of the requisite regulatory approvals, double-digit royalties on the net sales of lenzilumab in South Korea and the Philippines. The Licensee has agreed to certain development and commercial performance obligations. It is expected that the Company will supply lenzilumab to the Licensee for a minimum of 7.5 years at a cost plus basis from an existing or future manufacturer. The Licensee has agreed to certain minimum purchases of lenzilumab on an annual basis.

The foregoing summary of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement. A copy of the License Agreement will be filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “Form 10-K”) or via an amendment to this Current Report on Form 8-K. Pursuant to Item 601(b)(10) of Regulation S-K, certain terms of the License Agreement have been omitted from this Current Report on Form 8-K, and will be omitted from the version of the License Agreement to be filed with the SEC, because such terms are both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

A copy of the Company’s press release relating to the License Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2020, the Company entered into an amended and restated employment agreement (the “New Agreement”) with Dr. Cameron Durrant, the Company’s President, Chief Executive Officer and Chairman of the Board of Directors (the “Board”). The New Agreement replaces Dr. Durrant’s previous employment agreement with the Company (the “Prior Agreement”).

Consistent with the terms of the Prior Agreement, the New Agreement provides that Dr. Durrant’s annual base salary will remain at $600,000 and he will remain eligible for an annual bonus targeted at 60% of his base salary, with Dr. Durrant’s base salary and target bonus subject to review by the Board in connection with its regular review of the Company’s executive compensation program. The New Agreement provides for a term ending December 31, 2021, with such term extending automatically for successive one year terms thereafter unless either Dr. Durrant or the Company gives six months prior notice of non-renewal.

Under the New Agreement, Dr. Durrant is entitled to receive certain benefits upon termination of employment under certain circumstances. If the Company terminates Dr. Durrant’s employment for any reason other than “Cause”, or if Dr. Durrant resigns for “Good Reason” (each as such term is defined in the New Agreement), Dr. Durrant will receive a lump sum payment equal to the sum of (i) his then-current annual salary and (ii) the amount of the annual bonus earned by Dr. Durrant for the year prior to the year of termination.

The New Agreement additionally provides that if Dr. Durrant resigns for Good Reason or the Company terminates his employment other than for Cause within the three month period prior to or the two year period following a change in control (as such term is defined in the New Agreement), the Company must pay or cause its successor to pay Dr. Durrant a lump sum cash payment equal to two times (a) his annual salary plus (b) the aggregate bonus received by Dr. Durrant for the year immediately preceding the change in control. In addition, upon such a resignation or termination, Dr. Durrant will also be entitled to be reimbursed for certain monthly health plan continuation premiums for up to 18 months, and all outstanding stock options held by Dr. Durrant will immediately vest and become exercisable.

Item 9.01.	Financial Statements and Exhibits

(d)         Exhibits

Exhibit No.	Exhibit Description

99.1	Press release, dated November 3, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Humanigen, Inc.

By:	/s/ Cameron Durrant
Name: Cameron Durrant Title: Chairman of the Board and Chief Executive Officer

Dated: November 4, 2020